Exhibit 99.1

LexaGene’s MiQLab System Detects Mycoplasma at Minute Levels, Rousing Additional Interest from BioPharma Customers

BEVERLY, Mass. USA – Jan 18, 2023 – LexaGene Holdings, Inc., (OTCQB: LXXGF; TSX-V: LXG) (“LexaGene” or the “Company”), an innovative, molecular diagnostics company that has commercialized the MiQLabTM System for automated, genetic testing, is pleased to announce exciting news regarding the ability of the MiQLab System to detect Mycoplasma at minute levels.

Dr. Jack Regan, CEO and Founder of LexaGene commented, “In the process of completing the follow-on feasibility study with one of our biopharma customers, I’m thrilled to report that through this work, we’ve made an ~500X improvement in sensitivity for Mycoplasma. We’ve communicated this achievement, plus other development milestones, to our biopharma customers, who have in turn expressed great enthusiasm."

Mycoplasma contaminates 15 – 80% of U.S. laboratory cell cultures.1 Confirming a culture or a biopharmaceutical biologic is negative for contaminating Mycoplasma takes 28 days by compendial methods.2 This delay not only shortens the time available to sell the product before expiration, but also puts the biopharma company at more risk during the 4 – 6 weeks of bioreactor growth. At these latter stages, often 10’s of millions of dollars’ worth of product is at risk should a contamination be detected. Furthermore, it is critical for biopharmaceutical manufacturers to have robust procedures for monitoring and controlling the biosafety of their processes to ensure patient safety and compliance.

The industry is looking to adopt an easy-to-use PCR-based technology that can be operated inside the manufacturing plant which provides extremely sensitive detection in just a few hours. Manufacturers want the ability to detect contaminations in raw materials and across each bioprocessing step, especially the most expensive and value-adding steps. The data generated for this feasibility study demonstrates LexaGene’s MiQLab System can be easily configured for extremely sensitive applications such as detecting Mycoplasma. This feasibility study adds to the body of data we’ve already generated that gets us closer to having our technology adopted for the manufacturing stage of producing biologics.

Dr. Regan continued, “Now that we have completed the follow-on feasibility study, we are in the process of discussing next steps with our biopharma customer. I will share updates as they become available.”

For more information about LexaGene and the MiQLab System, please visit www.lexagene.com or follow us on Twitter and LinkedIn.

About LexaGene Holdings Inc.

LexaGene is a molecular diagnostics company that has commercialized the MiQLab System for fast and easy detection of biological contaminants, pathogens and other molecular markers. The System is designed for on-site usage and uses real-time PCR chemistry. Our customers include biopharmaceutical companies and veterinary hospitals. The MiQLab System delivers excellent sensitivity, specificity, and breadth of detection.

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LexaGene | 500 Cummings Center, Suite 4550, Beverly, Mass., 01915 | T 800.215.1824 | info@lexagene.com

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[1] https://www.ncbi.nlm.nih.gov/pmc/articles/PMC3584481/

[2] https://www.biopharminternational.com/view/usp-mycoplasma-tests-new-regulation-mycoplasma-testing

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LexaGene | 500 Cummings Center, Suite 4550, Beverly, Mass., 01915 | T 800.215.1824 | info@lexagene.com